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 ARTHUR ANDERSEN LLP


Exhibit (15)








To Consumers Energy Company:

We are aware that Consumers Energy Company has incorporated by reference in its Registration Statements No. 333-63969 and No. 333-64323 its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated November 10, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                          Arthur Andersen
LLP


Detroit, Michigan,
     November 10, 1998.

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